Table of Contents

                      Exhibit 10.03

SILICON IMAGE, INC.
EMPLOYEE BONUS PLAN FOR FISCAL YEAR 2009

1.	Purpose

The purpose of this Bonus Plan (this “Plan”) is to provide financial incentives for certain executive1 and non-executive2 employees (“Executives” and “Non-Executives”, respectively) of Silicon Image, Inc. (the “Company”) to meet and exceed the Company’s annual financial performance goals.

2.	Eligibility

Executives and Non-Executives of the Company selected by the Committee (the “Participants” and each a “Participant”) shall be eligible to participate in this Plan; provided however, that the following employees are not entitled to participate in this Plan:  Executives and Non-Executives who are entitled to participate in any Company Business Development- or Sales-incentive plan; employees who commence employment with the Company on or after May 15, 2009 will not be eligible to participate in this Plan with respect to the first Bonus Pool Funding Date, as hereinafter defined; and employees who commence employment with the Company on or after November 15, 2009 will not be eligible to participate in this Bonus Plan with respect to the second Bonus Pool Funding Date, as hereinafter defined.   Participation in this Plan is at the sole discretion of the Compensation Committee of the Company’s Board of Directors (the “Committee”).

3.	Administration

a.      This Plan shall be administered by the Committee which may delegate specific administrative tasks to others as appropriate for administration of this Plan.

b.      Subject to the provisions of this Plan, the Committee shall have exclusive authority to designate the Participants eligible to participate in this Plan, each Participant’s target bonus under this Plan (“Bonus”), the actual amount (if any) of each Bonus paid under this Plan (which amounts may be less than, equal to or greater than a Participant’s target Bonus), the date when any performance goals are measured, and the date when Bonuses (if any) will be paid.

c.      The Committee shall have all discretion and authority necessary or appropriate to administer this Plan, including, but not limited to, the power to interpret this Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable in the administration of this Plan, and such determination shall be final and binding upon all persons having an interest in this Plan.

d.      A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at a meeting at which a quorum is present or any action taken without a meeting by a writing executed by all of the members of the Committee shall constitute the act of the Committee.

e.      The Committee may employ attorneys, consultants, accountants, or other persons.  The Committee and the Company and its officers and directors shall be entitled to rely upon the advice, opinion, or valuations of any such persons.  No member of the Committee shall be personally liable for any action, determination, or interpretation taken or made with respect to this Plan, unless such action is determined by final adjudication to be criminal misconduct, willful misconduct or demonstrates bad faith by the member.  In such event, the member shall be liable for future expenses, including legal fees, including fines and penalties, resulting from the final adjudication.

1 “Executive” means an employee of the Company at the level of Vice President or above employed by the Company or any affiliated Company as determined by the Committee.

2 “Non-Executive” means an employee of the Company, other than an Executive, employed by the Company or any affiliated Company as determined by the Committee.

4.	Bonus Pool Establishment and Allocation

4.1 Subject to the terms and conditions of this Plan, the Company will fund a cash Bonus pool of approximately $3,200,000 on June 30, 2009 (a “Bonus Pool Funding Date”) if:

•
Actual revenue[3] for the semiannual period ending June 30, 2009 (“Actual Revenue”) equals or exceeds 100% of the planned revenue (“Plan Revenue”) established in the 2009 Annual Operating Plan approved by the Board of Directors (“Annual Operating Plan”) for such period; and

•
Operating income determined in accordance with generally accepted accounting principles less stock-based compensation expense, amortization of intangible assets and such other extraordinary items as may be determined by the Committee (“Non-GAAP Operating Income”) for the semiannual period ending June 30, 2009 equals or exceeds 100% of the planned Non-GAAP Operating Income established in the Annual Operating Plan (the “Plan Non-GAAP Operating Income”) for such semiannual period.  The determination as to whether Non-GAAP Operating Income equals or exceeds Plan Non-GAAP Operating Income shall be made after taking into account the compensation expense associated with the establishment of the cash Bonus pool.

4.2 Subject to Section 4.4 below and the other terms and conditions of this Plan, the Company will fund a cash Bonus pool of approximately $3,200,000 on December 31, 2009 (a “Bonus Pool Funding Date”) if:

•	Actual Revenue for the semiannual period ending December 31, 2009 equals or exceeds 100% of the Plan Revenue established in the Annual Operating Plan for such period; and

•
(A) Non-GAAP Operating Income for the semiannual period ending December 31, 2009 divided by (B) Actual Revenue for such semiannual period (“Non-GAAP Operating Margin Percentage”) equals or exceeds 100% of the planned Non-GAAP Operating Margin Percentage established in the Annual Operating Plan (the “Plan Non-GAAP Operating Margin Percentage”) for such semiannual period.  The determination as to whether Non-GAAP Operating Margin Percentage equals or exceeds Plan Non-GAAP Operating Margin Percentage shall be made after taking into account the compensation expense associated with the establishment of the cash Bonus pool.

4.3 If the Company does not fund a bonus pool on the June 30, 2009 Bonus Pool Funding Date due to not having achieved the required financial performance criteria as described in Section 4.1 above, subject to Section 4.4 below and the other terms and conditions of this Plan, the Company will fund a cash Bonus pool of approximately $6,400,000 on the December 31, 2009 Bonus Pool Funding Date instead of the $3,200,000 referenced in Section 4.2 above if:

      A Bonus pool is not funded on the June 30, 2009 Bonus Pool Funding Date under Section 4.1 above due to the Company’s failure to achieve 100% of Plan Revenue or 100% of Plan Non-GAAP Operating Income or both for the semiannual period ending on June 30, 2009;

•	Actual Revenue for the fiscal year ended December 31, 2009 equals or exceeds 100% of the Plan Revenue for such period established in the Annual Operating Plan; and

•
Non-GAAP Operating Margin Percentage for the fiscal year ended December 31, 2009 equals or exceeds 100% of the Plan Non-GAAP Operating Margin Percentage for such period established in the Annual Operating Plan after taking into account the compensation expense associated with the establishment of the cash Bonus pool.

3 Represents the Company’s total product, development, licensing and royalty revenues for fiscal year 2009 as reported in the Company’s financial statements.
4 Represents the Company’s total earnings before interest, tax, depreciation, and amortization, and, excludes stock compensation expense as accounted for under SFAS No. 123R.

4.4 In the event that the Company’s financial performance for 2009 with respect to Actual Revenue and Non-GAAP Operating Margin Percentage exceeds 100% of the Plan Revenue and Plan Non-GAAP Operating Margin Percentage established in the Annual Operating Plan for the full fiscal year, subject to the terms and conditions of this Plan, the Company will fund on the December 31, 2009 Bonus Pool Funding Date a cash Bonus pool in the amount of approximately $8,500,000 less any Bonus amount funded on the June 30, 2009 Bonus Pool Funding Date under Section 4.1 above (in lieu of any cash bonus pools referenced above to be funded on the December 31, 2009 Bonus Pool Funding Date)  if:

•	Actual Revenue for the fiscal year ended December 31, 2009 equals or exceeds 109% of the Plan Revenue established in the Annual Operating Plan for such period; and

•
Non-GAAP Operating Margin Percentage for the fiscal year ended December 31, 2009 equals or exceeds 125% of the Plan Non-GAAP Operating Margin Percentage established in the Annual Operating Plan for such period after taking into account the compensation expense associated with the establishment of the cash Bonus pool.

Semiannual bonus pools of approximately $3,200,000, or approximately $6,400,000 in the aggregate, represent 75% of the aggregate amount of the target bonuses of those employees who are expected to be Participants in the Bonus Plan, while an aggregate cash Bonus pool of approximately $8,500,000 represents 100% of the aggregate amount of the target bonuses of those employees who are expected to be Participants in the Bonus Plan.  Therefore, if the Registrant achieves 100% of the Plan Revenue and Plan Non-GAAP Operating Margin Percentage established in the Annual Operating Plan, Participants in the Bonus Plan will receive 75% of their target bonuses; and, if the Registrant achieves 109% of the Plan Revenue and 125% of the Plan Non-GAAP Operating Margin Percentage established in the Annual Operating Plan, Participants in the Bonus Plan will receive 100% of their target bonuses.

        The actual amount of a cash bonus pool on a Bonus Pool Funding Date shall be a function of (i) the Registrant’s financial performance with respect to actual revenue, Non-GAAP Operating Income and Non-GAAP Operating Margin Percentage, as the case may be, compared to the Annual Operating Plan and (ii) the actual Participants participating in the Bonus Plan as of each Bonus Pool Funding Date and such Participants’ target Bonuses.   In the event that the Registrant’s performance with respect to revenue and Non-GAAP Operating Margin Percentage falls in between the targets established in the Annual Operating Plan and the targets established by the Bonus Plan for the payment of 100% of target bonuses, the actual bonus amounts will be calculated pro rata on a straight line basis.  For upside payments, growth must be deemed to be “organic” rather than “acquired”, except as contemplated by the Annual Operating Plan.

The amounts of Bonuses, if any, allocable to individual Participants will be determined by the Committee in its sole discretion and may be less than, equal to or greater than target Bonus levels.

5.      Payment

Bonuses under this Plan, if any, will be distributed as soon as reasonably practicable following determination of the amounts of the Bonus pool and the amounts applicable to Participants provided, however, that distribution of the Bonus pool funded on the December 31, 2009 Bonus Pool Funding Date, if any, shall in no event occur after March 15, 2010.  Participants must be employed by the Company as employees at the time of computation and distribution in order to be eligible to receive payment of Bonuses, if any, unless otherwise determined by the Compensation Committee.  Employees who commence employment with the Company on or after May 15, 2009 will not be eligible to participate in this Plan with respect to the first Bonus Pool Funding Date; and employees who commence employment with the Company on or after November 15, 2009 will not be eligible to participate in this Bonus Plan with respect to the second Bonus Pool Funding Date.   Participants who begin their employment with the Company after January 1, 2009 but prior to May 15, 2009 with respect to the first Bonus Pool Funding Date, and Participants who begin their employment with the Company after July 1, 2009 but prior to November 15, 2009 with respect to the second Bonus Pool Funding Date, shall be eligible to receive payment of a pro-rated Bonus (based on the full days of such Participant’s employment during the applicable semi-annual period).  In addition, Participants must complete all mandatory training(s) within the time noted in the notice to employees to be eligible to receive payment of a Bonus.  The Committee may impose additional eligibility requirements on payment of any Bonuses in its sole discretion.  It is the objective of the Committee that the entire calculated pool be distributed to eligible Participants.

6.	General Provisions

a.      No Prior Funding

No amounts payable under this Plan shall be funded, set aside or otherwise segregated prior to payment.  The obligation to pay Bonuses shall at all times be an unfunded and unsecured obligation of the Company, and the Company shall not be required to incur indebtedness to fund any Bonus pool unless otherwise directed to do so by the Committee.  Participants shall have the status of general creditors.  This Plan is not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, and is not subject to any provisions of the Employee Retirement Income Security Act of 1974.

b.      No Obligation to Employ

Eligibility for participation in this Plan is not evidence of, nor does it constitute, a contract of employment between the Company and any individual.  Nothing in this Plan will confer or be deemed to confer on any individual any right to continue in the employ of the Company or limit in any way the right of the Company to terminate an individual’s employment at any time, with or without cause.  This Plan is not intended to and does not create any legal rights for any employee.

c.      Amendment or Termination of Plan

This Plan may be amended or terminated by the Board or the Committee at any time prior to funding or payment of Bonuses hereunder.

d.      Headings

The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

e.      Withholding of Taxes

To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any benefit realized by a Participant under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the realization of such benefit that the Participant make arrangements satisfactory to the Company for payment of the balance of such taxes required or requested to be withheld.

f.      Choice of Law

All questions concerning the construction, validity and interpretation of this Plan will be governed by the law of the State of California.  Any Bonus will not be effective unless such Bonus is made in compliance with all applicable laws, rules and regulations.